EXHIBIT 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Income Opportunity Realty Investors, Inc.
Investor Relations
(800) 400-6407
investor.relations@primeasset.com
Income Opportunity Realty Investors, Inc. Reports Fourth Quarter 2007 Results
DALLAS (March 31, 2008) Income Opportunity Realty Investors, Inc. (AMEX: IOT), a Dallas-based real estate investment company, today reported net income for the year ended December 31, 2007. The Company is aware of the challenges that are currently facing the real estate industry. Despite these issues, given the quality of the underlying assets and our attention to details, management remains highly focused on its operations, development projects and investment strategy.
     IOT today reported net loss applicable to common shares of ($735,000) or ($.18) per share for the twelve months ended December 31, 2007 as compared to a net income applicable to common share of $172,000 or $.04 per share for the same period ended 2006.
     In addition, income applicable to common shares for the three months ended December 31, 2007 was ($18,000) or ($.01) per share as compared to a net loss applicable to common share of ($258,000) or ($.07) per share for the same period ended 2006.
     Subsequent to year end on January 25, 2008, we sold six apartment complexes, totaling 621 units which were all located in Midland, Texas, for an aggregate sales price of $49.6 million. We received $20.7 million in cash after paying off $25.0 million in debt and related closing costs. We recorded a gain of sale of $31.0 million upon the sale of these properties.
     Results for the twelve months ended December 31, 2007
     Rental income increased from $2.0 million in 2006 to $2.3 million in 2007. an increase of $300,000 due to the acquisition of Falcon Point in March of 2006.
     Property operations expense increased from $1.5 million in 2006 to $1.9 million in 2007, an increase of $400,000 due to the acquisition of Falcon Point apartments in March of 2006.
     Advisory fees increase from $496,000 in 2006 to $1.0 million in 2007 due to the purchase of Falcon Point and Travelers land in 2006, as the total assets are a component of the advisory fee.
     Interest income increased from $3.4 million in 2006 to $4.7 million in 2007, an increase of $1.3 million due to the transfer of $6.1 million to the advisor in the current year and the additional income received from interest. Per the management agreement, the advisor receives excess cash which pays interest at prime plus 1%.
     Income from discontinued operations decreased from $649,000 in 2006 as compared to $37,000 in 2007 due to refinancing two mortgages in 2007, which increased the debt obligation by $8.3 million and the associate interest expense.
     Results for the three months ended December 31, 2007
     Rental income was $558,000 for the quarter ended December 31, 2006 as compared to $474,000 for the same period ended 2007, a decrease of $91.000. The decrease was due to overall lower occupancies.
     Property operations expense increased from $565,000 for the three months ended 2006 to $1.2 million for the same period ended 2007, an increase of approximately $600,000. The increase is due to an increase in maintenance costs and improvements to the properties.
     Other income increased from a loss of ($402,000) for the fourth quarter ended 2006 to an income of $556,000 for the same period ended 2007, an increase of $958,000. The increase is due to the interest income from the transfer of $6.1 million dollars to the advisor.
     Income from discontinued was $225,000 for the fourth quarter ended 2006 as compared to $56.000 for the same period ended 2007 a decrease of $169,000. The decrease is due to the net effect of repositioning 6 apartments with declining revenues to held for sale in the current year. These properties were sold subsequent to year-end.
     Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate in Texas, including office buildings, apartments and undeveloped land. For more information, go to IOT’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2006
	(dollars in thousands)

Assets
Real estate held for investment	$43,027	$63,682
Less—accumulated depreciation	(2,456)	(5,061)

	40,571	58,621

Real estate held for sale	17,032	—

Notes and interest receivable	27,441	27,777
Investment in real estate partnerships	532	515
Cash and cash equivalents	267	80
Receivables from affiliates	27,801	17,766
Other assets	2,663	4,152

	$116,307	$108,911

Liabilities and Stockholders’ Equity

Liabilities:
Notes and interest payable	$44,354	$61,546
Liabilities related to assets held for sale	25,152	—
Other liabilities	2,057	1,921

	71,563	63,467

Commitments and contingencies	—	—

Minority interest	677	605

Stockholders’ equity:
Common Stock, $.01 par value, authorized 10,000,000 shares; issued and outstanding 4,162,774 and 4,168,035 shares in 2007 and in 2006, respectively.	42	42
Treasury stock	(37)	—
Paid-in capital	61,955	61,955
Accumulated deficit	(17,893)	(17,158)

	44,067	44,839

	$116,307	$108,911